EXHIBIT 99.1

Royalty Management Holding Corporation Regains Full Compliance with Nasdaq Listing Standards

In response to a January 2025 letter from the Nasdaq, Company completes annual shareholder meeting, which was final step to regain compliance with its listing standards

FISHERS, INDIANA / June 26, 2025 / Royalty Management Holding Corporation (Nasdaq: RMCO) (“Royalty Management” “RMCO”, or the “Company”), a forward leaning royalty company building shareholder value by acquiring and developing high value assets in a variety of resource-driven and emerging technology industries, is pleased to announce that the Company has regained full and complete compliance with the Nasdaq Capital Market’s listing standards through the completion of its annual shareholder meeting, as further described in the Company’s Form 8-K that was filed on June 26, 2025 with the U.S. Securities and Exchange Commission. With the annual shareholder meeting held on June 24, 2025, the Nasdaq has determined that the Company has complied with Nasdaq Listing Rules 5620 and the Nasdaq considers this matter now closed.

Thomas Sauve, Chief Executive Officer of Royalty Management, commented “When we were notified that the Company inadvertently became deficient on the listing standards with the Nasdaq Capital Markets, we submitted a plan with them to regain compliance. With the completion of our 2025 annual shareholder meeting earlier this week, we satisfied the final step in that compliance plan. On June 25th, the Nasdaq notified the Company that it has regained listing compliance and that the matter is now closed. We look forward to continuing our growth through the balance of this year and want to thank the Nasdaq for working with us on this”.

About Royalty Management Holding Corporation

Royalty Management Holding Corporation (NASDAQ: RMCO) is a royalty company building shareholder value to benefit both its shareholders and communities by acquiring and developing high value assets in a variety of market environments. The model is to acquire and structure cashflow streams around assets that can support the communities by monetizing the current existing cash flow streams while identifying transitionary cash flow from the assets for the future.

For more information visit www.royaltymgmtcorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the matters discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those that will be set forth in the “Risk Factors” section of the Company’s filings with the SEC. The information contained in this release is as of the date first set forth above. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Royalty Management Holding Corporation Contact:

Thomas Sauve

Chief Executive Officer

www.royaltymgmtcorp.com

(646) 245-2465

SOURCE: Royalty Management Holding Corporation